Exhibit 99.1

Presidio Enters into Letter of Intent to Acquire Producing Assets for $80 Million

Acquisition Expected to Increase Annual Dividend to $1.50 Per Share and Generate Levered Returns
Exceeding 20 Percent

Fort Worth, TX, Feb. 24, 2026 (GLOBE NEWSWIRE) -- Presidio Investment Holdings LLC (“Presidio” or the “Company”), a differentiated oil and gas operator focused on the acquisition and optimization of mature, producing oil and natural gas assets in the United States, and EQV Ventures Acquisition Corp. (NYSE: FTW) (“EQV”), a special purpose acquisition company, today announced that Presidio has entered into a letter of intent (“LOI”) to acquire certain producing assets in the Arkoma Basin from companies controlled by Vortus Investments (“Vortus” or the “Seller”) for $80 million (the “Acquisition”), subject to customary due diligence, definitive documentation, and closing conditions.

Presidio intends to fund a portion of the Acquisition with cash on hand, funds from its recently announced Goldman Sachs ABS Warehouse Facility, and approximately $20 million of Presidio equity provided to the Seller. Presidio anticipates negotiation of definitive documentation, signing and closing could occur within the second quarter of 2026. Presidio believes it will be able to increase its anticipated annual dividend from $1.35 to $1.50 after closing this transaction, subject to approval by the Board of Directors of the post-business combination company.

As Presidio prepares to complete its previously announced business combination with EQV (the “Business Combination”), this Acquisition marks the activation of its acquisition strategy as a public company. Presidio’s value proposition as a public company lies in its ability to create ambitious returns from acquiring and operating oil and gas properties. The Company expects to generate returns in excess of 20%, which will be protected through hedging at signing and exceed the Company’s base underwriting case for acquisitions. Further, the Company’s entrance into an adjacent basin marks an expansion of its footprint which it will use for future consolidation, consistent with its proven land-and-expand approach.

In addition, Presidio and Alchemist Energy (“Alchemist”), another Vortus portfolio company focused on the drilling and development of new wells, are jointly partnering on opportunities which contain both producing assets and undeveloped drilling potential. Under this approach, Presidio would acquire the PDP component consistent with its business model, while Alchemist would partner to develop the undeveloped upside, allowing each company to focus on what it does best while expanding the range of opportunities both can pursue together.

Additional Acquisition Highlights1

●	56 producing wells

●	Net PDP Production of approximately 22.6 Mmcfe/d; 70% gas and 30% NGLs

●	12% decline rate

●	23% year one expected free cash flow yield

●	Net PDP Reserves of approximately 100 Bcfe

●	PDP PV-10 of approximately $100 million

Presidio’s Differentiated Strategy

Presidio focuses on producing and acquiring mature oil and gas assets, hedging commodity prices, maintaining low operating costs and minimal capital expenditures, and returning cash to shareholders. Unlike traditional operators focused on drilling programs and reinvestment cycles, Presidio’s model is built to deliver transparent, stable and durable dividends to public market investors.

[1]	As of February 1, 2026.

Management Commentary

“This acquisition reflects exactly how we intend to grow Presidio, entering new and adjacent basins to acquire producing assets which are ripe for consolidation and optimization,” said Chris Hammack, Co-Founder and Co-CEO of Presidio.

Will Ulrich, Co-Founder and Co-CEO of Presidio, continued, “With strong hedge-protected cash flows and attractive expected equity returns, we are investing substantially above our cost of capital while assuring near-term cash flow. We expect this combination of yield, stability, and discipline to allow us to increase our dividend, consistent with the Presidio model. This is the acquisition machine we’ve spoken to as core to our investment thesis in practice, and we are confident that this is only the beginning.”

“Vortus has long believed in the value of mature, producing assets as a foundation for enduring cash returns, and we are confident that Presidio’s differentiated public market model is the right home for these properties,” said Brian Crumley, Managing Partner of Vortus. “Our decision to retain equity in the combined company reflects our conviction in Presidio’s strategy and management team.” Brian Hansen, Managing Partner of Vortus, added “We look forward to the opportunity for Vortus to continue to partner with Presidio through Alchemist as they each expand and grow their platforms.”

Acquisition Status

Completion of the Acquisition remains subject to confirmatory due diligence, negotiation of definitive agreements, board approval, financing arrangements, and customary closing conditions. There can be no assurance that a definitive agreement will be executed or that the Acquisition will be completed on the terms described herein, or at all. Additional details will be provided upon execution of definitive documentation.

Business Combination Status

On January 30, 2026, the registration statement on Form S-4 (as amended, the “Registration Statement”) filed by Presidio PubCo Inc. (“PubCo”), the go-forward public company following the consummation of the proposed Business Combination, Presidio and EQV Resources LLC (“EQVR”), relating to the previously announced Business Combination between EQV and Presidio, was declared effective by the U.S. Securities and Exchange Commission (the “SEC”). EQV shareholders will vote on the proposed Business Combination at an extraordinary general meeting scheduled for February 27, 2026 (the “Meeting”), with the combined entity expected to trade on the New York Stock Exchange under the ticker symbol “FTW” upon closing.

Recent Financing and Non-Redemption Agreement

To date, certain institutional investors have invested or committed an aggregate of over $236 million in financing to Presidio and EQV in the form of common stock PIPE investment and preferred and warrant offerings since the announcement of the proposed Business Combination. In addition, PubCo will receive the cash remaining in EQV’s trust account at closing after any redemptions by EQV shareholders at the Meeting. As of February 24, 2026, there is approximately $372 million of cash held in EQV’s trust account, which does not account for any such redemptions of existing EQV shares or any transaction expenses.

In connection with the proposed Business Combination, EQV and PubCo recently entered into a non-redemption agreement (the “Non-Redemption Agreement”) with an EQV investor, whereby such investor agreed not to redeem (or to rescind redemption requests on) 751,880 shares of EQV and to hold such shares through the Meeting, resulting in a remaining future balance that is approximately $8 million greater in the EQV trust following the closing of the Business Combination. In exchange, EQV’s sponsor agreed to transfer, for no additional consideration, an aggregate of 117,686 EQV Class A ordinary shares prior to the closing of the Business Combination.

About Presidio

Headquartered in Fort Worth, TX, Presidio is a leading operator of mature oil and gas wells across the Mid-Continent. The Company is focused exclusively on optimizing existing production and generating sustainable cash flow from low-decline, producing assets.

Dividends are not guaranteed and may be adjusted, suspended, or discontinued at the discretion of the Board of Directors based on liquidity, legal surplus, business conditions, commodity price volatility, market conditions and other factors.

About EQV Ventures Acquisition Corp.

EQV is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. EQV’s sponsor is an affiliate of EQV Group, which was formed in 2022 and is an active acquirer and operator of proved developed producing oil and gas properties, and currently owns and operates more than 3,500 wells across 10 states.

About Vortus Investments

Vortus Investments is a Fort Worth-based private equity firm focused on generating long-term capital gains through investments in the lower/middle market upstream energy industry in North America.

Forward-Looking Statements

This press release includes “forward-looking statements.” These include EQV’s, PubCo’s, EQVR’s or Presidio’s or their management teams’ expectations, hopes, beliefs, intentions or strategies regarding the future. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “potential,” “budget,” “may,” “will,” “could,” “should,” “continue” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding PubCo’s, Presidio’s, EQVR’s and EQV’s expectations with respect to future performance, the timing and amount of any dividend payments and the ability to grow such payments; the ability to successfully complete acquisitions on their expected terms or at all, including the Acquisition, on attractive terms, or at all, and the expected returns for such acquisitions; the capitalization of EQV or PubCo after giving effect to the proposed Business Combination and related transactions with EQVR and expectations with respect to the future performance and the success of PubCo following the consummation of the proposed Business Combination. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of PubCo’s, Presidio’s, EQVR’s and EQV’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied upon by any investors as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of PubCo, Presidio, EQVR and EQV. These forward-looking statements are subject to a number of risks and uncertainties, including the ability to negotiate definitive documentation and consummate the Acquisition; changes in business, market, financial, political and legal conditions; benefits from hedges and expected production; the inability of the parties to successfully or timely consummate the proposed Business Combination, including the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect PubCo or the expected benefits of the proposed Business Combination or that the approval of the shareholders of EQV is not obtained; failure to realize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of PubCo to grow and manage growth profitably, maintain key relationships and retain its management and key employees; risks related to the uncertainty of the projected financial information with respect to Presidio or PubCo; risks related to Presidio’s current growth strategy; the occurrence of any event, change or other circumstances that could give rise to the termination of any definitive agreements with respect to the proposed Business Combination; the outcome of any legal proceedings that may be instituted against any of the parties to the potential Business Combination following its announcement and any definitive agreements with respect thereto; changes to the proposed structure of the proposed Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the proposed Business Combination; risks that Presidio or PubCo may not achieve their expectations; the ability to meet stock exchange listing standards following the proposed Business Combination; the risk that the proposed Business Combination disrupts the current plans and operations of Presidio; costs related to the potential Business Combination; changes in laws and regulations; risks related to the domestication of EQV as a Delaware corporation; risks related to PubCo’s ability to pay expected dividends; the extent of participation in rollover agreements; the amount of redemption requests made by EQV’s public equity holders; and the ability of EQV or PubCo to issue equity or equity-linked securities or issue debt securities or enter into debt financing arrangements in connection with the proposed Business Combination or in the future. Additional information concerning these and other factors that may impact such forward-looking statements can be found in filings and potential filings by Presidio, EQV, EQVR or PubCo resulting from the proposed Business Combination with the SEC, including under the heading “Risk Factors” in the Registration Statement. If any of these risks materialize or any assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that none of PubCo, Presidio, EQVR nor EQV presently know or that PubCo, Presidio, EQVR or EQV currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by investors as a guarantee, an assurance, a prediction or a definitive statement of fact or probability.

In addition, forward-looking statements reﬂect PubCo’s, Presidio’s, EQVR’s and EQV’s expectations, plans or forecasts of future events and views as of the date they are made. PubCo, Presidio, EQVR and EQV anticipate that subsequent events and developments will cause PubCo’s, Presidio’s, EQVR’s and EQV’s assessments to change. However, while PubCo, Presidio, EQVR and EQV may elect to update these forward-looking statements at some point in the future, PubCo, Presidio, EQVR and EQV specifically disclaim any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing PubCo’s, Presidio’s, EQVR’s or EQV’s assessments as of any date subsequent to the date they are made. Accordingly, undue reliance should not be placed upon the forward-looking statements. None of PubCo, Presidio, EQVR or EQV, or any of their respective affiliates have any obligation to update these forward-looking statements other than as required by law. In addition, this press release contains certain information about the historical performance of Presidio. You should not view information related to the past performance of Presidio as indicative of future results. Certain information set forth in this press release includes estimates and targets and involves significant elements of subjective judgment and analysis. No representations are made as to the accuracy of such estimates or targets or that all assumptions relating to such estimates or targets have been considered or stated or that such estimates or targets will be realized.

Non-GAAP Financial Information

This press release also includes certain forward-looking projections of financial measures not presented in accordance with generally accepted accounting principles (“GAAP”) that are not reconcilable with GAAP measures due to their inherent uncertainty. Due to the forward-looking nature of such forward-looking non-GAAP financial measures used herein, management of Presidio and EQV cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures. Accordingly, the Company is unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable effort. Amounts excluded from these non-GAAP measures in future periods could be significant.

PV-10 is a non-GAAP financial measure and represents the estimated present value of the future cash flows less future development and production costs from proved reserves before income taxes discounted using a 10% discount rate. PV-10 of proved reserves generally differs from the standardized measure of discounted future net cash flows from production of proved oil and natural gas reserves (the “Standardized Measure”) because it does not include the effects of future income taxes, as is required in computing the Standardized Measure. The PV-10 value is not a measure of financial or operating performance under GAAP, nor is it intended to represent the current market value of proved oil and gas reserves. However, the definition of PV-10 value as defined above may differ significantly from the definitions used by other companies to compute similar measures. As a result, the PV-10 value as defined may not be comparable to similar measures provided by other companies. Investors should be cautioned that neither PV-10 nor Standardized Measure of proved reserves represents an estimate of the fair market value of the proved reserves associated with the Acquisition.

Additional Information and Where to Find It

In connection with the proposed Business Combination, PubCo, EQVR and Presidio filed the Registration Statement with the SEC, which includes a prospectus with respect to PubCo’s securities to be issued in connection with the proposed Business Combination and a proxy statement with respect to the shareholder meeting of EQV to vote on the proposed Business Combination. EQV, PubCo, EQVR and Presidio also plan to file other documents and relevant materials with the SEC regarding the proposed Business Combination. The Registration Statement was declared effective by the SEC on January 30, 2026. Mailing of the definitive proxy Statement/prospectus to EQV’s shareholders of record as of January 30, 2026 commenced on January 30, 2026. The proxy Statement/prospectus includes information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to EQV’s shareholders in connection with the proposed Business Combination. SECURITY HOLDERS OF EQV AND OTHER INTERESTED PARTIES ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS AND RELEVANT MATERIALS RELATING TO THE PROPOSED BUSINESS COMBINATION THAT HAVE BEEN AND WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED BUSINESS COMBINATION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED BUSINESS COMBINATION AND THE PARTIES TO THE PROPOSED BUSINESS COMBINATION. Shareholders are able to obtain free copies of the proxy statement/prospectus and other documents containing important information about PubCo, Presidio, EQVR and EQV once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. In addition, the documents filed by EQV may be obtained free of charge from EQV at www.eqvventures.com. Alternatively, these documents, when available, can be obtained free of charge from EQV or PubCo upon written request to EQV Ventures Acquisition Corp., 1090 Center Drive, Park City, Utah, 84098, Attn: Secretary, or by calling (405) 870-3781. The information contained on, or that may be accessed through the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Participants in the Solicitation

EQV, Presidio, EQVR, PubCo and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of EQV in connection with EQV’s shareholder meeting. Security holders may obtain more detailed information regarding the names, affiliations and interests of certain of EQV’s executive officers and directors in the solicitation by reading EQV’s annual report on Form 10-K, filed with the SEC on March 31, 2025, the definitive proxy statement/prospectus, filed with the SEC on January 30, 2026, the Registration Statement and other relevant materials filed with the SEC in connection with the proposed Business Combination when they become available. Information concerning the interests of EQV’s participants in the solicitation, which may, in some cases, be different from those of EQV’s shareholders generally, is set forth in the definitive proxy statement/prospectus and the Registration Statement.

No Offer or Solicitation

This press release shall not constitute a solicitation of any proxy, vote, consent or approval in any jurisdiction in connection with the proposed Business Combination and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of EQV, PIH, EQVR or PubCo, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended. This press release is restricted by law; it is not intended for distribution to, or use by any person in, any jurisdiction in where such distribution or use would be contrary to local law or regulation.

Presidio Media and Investor Contact:

Presidio@icrinc.com

For EQV:

IR@eqvventures.com

Source: EQV Ventures Acquisition Corp.

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